UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 2, 2004

Retractable Technologies, Inc.

(Exact name of registrant as specified in its charter)

Texas	000-30885	75-2599762
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

511 Lobo Lane, Little Elm, Texas	75068-0009
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (972) 294-1010

None

(Former name or former address, if changed since last report)

Item 5.    Other Events and Regulation FD Disclosure.

On January 29, 2001, we filed a lawsuit in the United States District Court for the Eastern District of Texas, Texarkana Division styled Retractable Technologies, Inc. v. Becton Dickinson & Company (“BD”), Tyco International (U.S.), Inc., Tyco Healthcare Group, L.P., Novation, L.L.C., VHA, Inc., Premier, Inc. and Premier Purchasing Partners, L.P., Cause No. 501CV036. We alleged violations of state and federal antitrust acts, tortious interference with prospective business relationships, business disparagement, and common law conspiracy. These violations were based on our belief that the defendants combined or conspired to eliminate or lessen competition and to acquire and maintain monopoly power among hospitals and healthcare technology providers. We were seeking the following damages: an injunction enjoining the defendants from continuing the unlawful conduct alleged and from entering into any other combination, conspiracy, or agreement having similar purposes or effect and for actual damages, punitive damages, treble damages, costs of suit including reasonable attorneys’ fees, pre-judgment and post-judgment interest at the maximum possible rate, and such other relief as we were entitled.

As of May 7, 2003, we announced we had dismissed our claims against Novation, L.L.C.; VHA Inc.; Premier Inc.; Premier Purchasing Partners, L.P.; Tyco International (US) Inc.; and Tyco Healthcare Group, L.P. pursuant to settlements.

The case against BD had been rescheduled for a July 6, 2004, trial date. Effective July 2, 2004, we entered into a Settlement Agreement and Release with BD (the “Settlement Agreement”). Pursuant to the Settlement Agreement, BD is obligated to deliver, within two (2) business days of the execution of the Settlement Agreement, One Hundred Million Dollars ($100,000,000.00) into the registry of the Court. This amount was arrived at by compromise for the purposes of settling the lawsuit and shall not be construed as anything other than an agreed amount paid in compromise. BD further agreed, on behalf of itself, and its affiliates, directors, officers, and employees to release the Company, its past and present affiliates, directors, officers, and employees from any and all claims that BD had or hereafter shall or may have against the Company by reason of any matter which accrued on or at any time prior to the date of the execution of the Settlement Agreement. The release language specifically provided that it did not apply or extend to any claim for correction of inventorship, any claim for patent infringement or any claim that a patent is invalid or unenforceable.

The parties agreed to execute and file the Dismissal with Prejudice attached as Exhibit A to the Settlement Agreement. Furthermore, the Company agreed, subject to payment, on behalf of itself, its affiliates, directors, officers, and employees to discharge BD, its affiliates, directors, officers, and employees from any and all claims that the Company had or hereafter shall or may have against BD by reason of any matter which accrued on or at any time prior to the date of execution of the Settlement Agreement. The release language specifically provided that it shall not, under any circumstance, apply or extend to any claim for correction of inventorship, any claim for patent infringement, or any claim that a patent is invalid or unenforceable.

Both BD and the Company agree that by entering into this Settlement Agreement neither is admitting any liability of any kind or admitting to having committed any wrongdoing or having caused any injury.

Item 7.    Financial Statements and Exhibits.

(c)	Exhibits

10.	Settlement Agreement and Release between the Company and Becton Dickinson and Company, Inc.

99.	Press release issued on July 2, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: July 6, 2004	RETRACTABLE TECHNOLOGIES, INC.
(Registrant)

	BY:	/s/ Douglas W. Cowan
DOUGLAS W. COWAN
VICE PRESIDENT AND CHIEF FINANCIAL OFFICER